Exhibit 99.1

Deckers Outdoor Corporation Reports Second Quarter 2013 Financial Results

- Company Raises 2013 Outlook -

GOLETA, Calif.--(BUSINESS WIRE)--July 25, 2013--Deckers Outdoor Corporation (NASDAQ: DECK) today announced financial results for the second quarter ended June 30, 2013.

Second Quarter Review

  Net sales decreased 2.5% to $170.1 million compared to $174.4 million for the same period last year.
  Gross margin was 41.1% compared to 42.2% for the same period last year.
  Diluted loss per share was $(0.85) compared to $(0.53) for the same period last year.
  UGG® brand sales decreased 6.9% to $100.4 million compared to $107.9 million for the same period last year.
  Teva® brand sales decreased 8.4% to $31.2 million compared to $34.1 million for the same period last year.
  Sanuk® brand sales increased 7.5% to $30.1 million compared to $28.0 million for the same period last year.
  Retail sales increased 29.1% to $32.5 million compared to $25.2 million for the same period last year; same store sales decreased 5.3% for the thirteen weeks ending June 30, 2013 compared to the thirteen weeks ending July 1, 2012.
  eCommerce sales increased 34.2% to $10.7 million compared to $8.0 million for the same period last year.
  Domestic sales decreased 3.0% to $110.1 million compared to $113.5 million for the same period last year.
  International sales decreased 1.6% to $60.0 million compared to $61.0 million for the same period last year.

“We are pleased with the second quarter, and while it is our smallest quarter it was an important transition period for the UGG brand that has positioned the Company for a good back half of the year, ” stated Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “We experienced solid sell-through of the UGG brand’s spring line in our wholesale and eCommerce channels and we believe the consumer response to the initial deliveries of our new transitional fall product has been very positive. While less than favorable weather negatively impacted sandal sales for the Teva and Sanuk brands, we reacted quickly to deliver bottom line results that were better than plan. We remain optimistic about our ability to expand sales and margins as we head into our highest volume sales quarters, and we continue to be excited about the many long-term growth opportunities that we believe exist for our business.”

Division Summary

UGG Brand

UGG brand net sales for the second quarter decreased 6.9% to $100.4 million compared to $107.9 million for the same period last year. Higher global retail sales from new store openings and an increase in global eCommerce sales were offset by lower domestic and international wholesale sales, lower international distributor sales and a decrease in same store sales.

Teva Brand

Teva brand net sales for the second quarter decreased 8.4% to $31.2 million compared to $34.1 million for the same period last year. The decrease in sales was driven by lower domestic wholesale sales, partially offset by an increase in international distributor sales, and to a lesser extent gains in domestic eCommerce sales and international wholesale sales.

Sanuk Brand

Sanuk brand net sales for the second quarter increased 7.5% to $30.1 million compared to $28.0 million for the same period last year. The improvement in sales was driven primarily by an increase in domestic eCommerce sales combined with gains in domestic wholesale and international distributor sales and the launch of the brand in the Company’s European wholesale markets.

Other Brands

Combined net sales of the Company’s other brands increased 87.0% to $8.3 million for the second quarter compared to $4.5 million for the same period last year. The increase was primarily attributable to the addition of the HOKA ONE ONE® brand which was acquired in September 2012.

Retail Stores

Sales for the global retail store business, which are included in the brand sales numbers above, increased 29.1% to $32.5 million for the second quarter compared to $25.2 million for the same period last year. This increase was driven by 36 new stores opened after the second quarter of 2012, partially offset by a 5.3% same store sales decrease for the thirteen weeks ended June 30, 2013 compared to the thirteen weeks ending July 1, 2012.

eCommerce

Sales for the global eCommerce business, which are included in the brand sales numbers above, increased 34.2% to $10.7 million for the second quarter compared to $8.0 million for the same period last year. The sales increase was driven primarily by strong domestic and international sales for the UGG brand, increased domestic sales of the Sanuk brand, and the addition of new international eCommerce websites.

Balance Sheet

At June 30, 2013, cash and cash equivalents were $49.1 million compared to $114.4 million at June 30, 2012. The Company had $26.0 million in outstanding borrowings under its credit facility at June 30, 2013 and no outstanding borrowings at June 30, 2012. The decrease in cash and cash equivalents and increase in outstanding borrowings are primarily attributable to $120.7 million of cash payments for common stock repurchases and $64.5 million of cash expenditures primarily related to retail expansion and the Company’s new headquarters facility, partially offset by cash provided by operations.

Inventories at June 30, 2013 increased 4.6% to $362.1 million from $346.3 million at June 30, 2012. By brand, UGG inventory increased $2.5 million to $311.4 million at June 30, 2013, Teva inventory increased $3.8 million to $24.9 million at June 30, 2013, Sanuk inventory increased $5.1 million to $14.4 million at June 30, 2013, and the other brands’ inventory increased $4.4 million to $11.4 million at June 30, 2013.

“UGG inventory levels were higher than originally expected as of the end of June mostly due to timing, as certain fall deliveries were accelerated to accommodate factory requests in preparation for their peak production period in the second half of the year. This product will be utilized to fulfill early season demand at key wholesale accounts and will support our expanding direct to consumer channel which includes 36 more stores compared with this time a year ago. We are very comfortable with the quality of our current UGG brand inventory which consists almost entirely of core and in-line products. The sales headwinds for the Teva and Sanuk brands this spring also contributed slightly to the growth in our overall inventory position.”

Full-Year 2013 Outlook

Based on results for the first six months of 2013 combined with higher projections for the Company’s direct to consumer channel driven by stronger eCommerce sales trends and the planned opening of approximately 36 new stores, up from its previous plan of approximately 30, the Company is raising its full year outlook.

  The Company now expects full year revenues to increase approximately 8% over 2012 levels, up from its previous projection of approximately 7%.
  The Company now expects full year diluted earnings per share to increase approximately 8% over 2012 levels, up from its previous projection of approximately 5%.

Third and Fourth Quarter Outlook

  The Company currently expects third quarter 2013 revenue to increase approximately 2.5% and diluted earnings per share to decrease approximately 41% from 2012 levels.
  The Company currently expects fourth quarter 2013 revenue to increase approximately 14.5% and diluted earnings per share to increase approximately 38% over 2012 levels.

Conference Call Information

The Company’s conference call to review second quarter 2013 results will be broadcast live over the internet today, Thursday, July 25, 2013 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

About the Company

Deckers Outdoor Corporation strives to be a premiere lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO® and HOKA ONE ONE® are registered trademarks of Deckers Outdoor Corporation. For more information, visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding our future financial performance and business strategies, are forward-looking statements. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “predict,” “should,” “will,” and similar expressions, or the negative of these expressions, as they relate to us, our management and our industry, to identify forward-looking statements. We have based our forward-looking statements on our current expectations and projections about trends affecting our business and industry and other future events. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. As a result, actual results may differ materially from the results stated in or implied by our forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements include, but are not limited to: changes in economic or market conditions; the financial success of our customers and the risk of losing one or more of our key customers; our ability to adequately protect our intellectual property rights and deter counterfeiting; the sensitivity of our sales to seasonality and the effect of weather conditions; the quality and price of raw materials, most notably sheepskin; our ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; our ability to successfully implement our growth strategies, including enhancing the position of our brands and expanding our distribution channels; the impairment of our goodwill and other intangible assets; our dependence on independent manufacturers located outside of the U.S., and the challenge of maintaining a continuous supply of quality finished goods; risks of conducting business outside the U.S., including foreign currency and global liquidity risks; our ability to protect sensitive customer and company information and prevent the failure or interruption of key business processes; our ability to attract and retain key personnel; the loss of our warehouses; the international markets in which we sell our products are subject to a variety of laws and political and economic risks; risks related to international trade, import regulations and security procedures, liquidity and market risks for our cash and cash equivalents; risks associated with our revolving credit facility, including negative covenants that may restrict our ability to take certain actions; tax laws applicable to our business are very complicated and we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; the effect of existing and future litigation on our business; and the volatility of the price of our common stock. Certain of these risks and uncertainties are more fully described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which we filed with the Securities and Exchange Commission, or the SEC, on March 1, 2013, as well as in our other filings with the SEC. In addition, actual results may differ as a result of additional risks and uncertainties of which we are currently unaware or which we do not currently view as material to our business.

You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. You should read this press release with the understanding that our future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements and we expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the NASDAQ Stock Market.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Amounts in thousands)

	June 30,	December 31,
Assets	2013	2012

Current assets:
Cash and cash equivalents	$49,126	110,247
Trade accounts receivable, net	109,877	190,756
Inventories	362,060	300,173
Prepaid expenses	13,058	14,092
Other current assets	55,376	59,028
Income taxes receivable	22,899	-
Deferred tax assets	16,685	17,290
Total current assets	629,081	691,586

Property and equipment, net	142,135	125,370
Goodwill	128,725	128,725
Other intangible assets, net	93,040	95,965
Deferred tax assets	13,521	13,372
Other assets	15,613	13,046

Total assets	$1,022,115	1,068,064

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$26,000	33,000
Trade accounts payable	169,220	133,457
Accrued payroll	22,342	15,896
Other accrued expenses	38,710	59,597
Income taxes payable	1,684	25,067
Total current liabilities	257,956	267,017

Long-term liabilities	45,927	62,246

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	344	344
Additional paid-in capital	147,188	139,046
Retained earnings	572,543	600,811
Accumulated other comprehensive loss	(1,843)	(1,400)
Total stockholders' equity	718,232	738,801

Total liabilities and equity	$1,022,115	1,068,064

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Comprehensive (Loss) Income (Unaudited) (Amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	June 30,		June 30,
	2013	2012	2013	2012

Net sales	$170,085	174,436	$433,845	420,742
Cost of sales	100,253	100,857	240,454	233,875
Gross profit	69,832	73,579	193,391	186,867

Selling, general and administrative expenses	112,583	102,287	233,490	203,642
Loss from operations	(42,751)	(28,708)	(40,099)	(16,775)

Other expense (income), net	301	(179)	443	(580)
Loss before income taxes	(43,052)	(28,529)	(40,542)	(16,195)

Income tax benefit	(13,777)	(8,390)	(12,274)	(4,091)
Net loss	(29,275)	(20,139)	(28,268)	(12,104)

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on foreign currency hedging	(210)	1,090	1,320	22
Foreign currency translation adjustment	(1,089)	1,223	(1,763)	1,961
Total other comprehensive (loss) income	(1,299)	2,313	(443)	1,983
Comprehensive loss	$(30,574)	(17,826)	$(28,711)	(10,121)

Net (loss) income attributable to:
Deckers Outdoor Corporation	(29,275)	(20,139)	(28,268)	(12,252)
Noncontrolling interest	-	-	-	148
	$(29,275)	(20,139)	$(28,268)	(12,104)

Comprehensive (loss) income attributable to:
Deckers Outdoor Corporation	(30,574)	(17,826)	(28,711)	(10,269)
Noncontrolling interest	-	-	-	148
	$(30,574)	(17,826)	$(28,711)	(10,121)

Net loss per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$(0.85)	(0.53)	$(0.82)	(0.32)
Diluted	$(0.85)	(0.53)	$(0.82)	(0.32)

Weighted-average common shares outstanding:
Basic	34,452	37,873	34,428	38,244
Diluted	34,452	37,873	34,428	38,244

CONTACT:
Deckers Outdoor Corporation
Linda Pazin, 805-967-7611
Vice President, Investor Relations & Communications
or
ICR
Brendon Frey, 203-682-8200